Exhibit 99.1
Blackboard Inc. Reports First Quarter Results
- Revenue of $37.7 Million -
- Company Raises Financial Guidance for 2006 -
Washington, DC - May 8, 2006 - Blackboard Inc. (NASDAQ: BBBB) today announced financial results for the first quarter ended March 31, 2006 and updated guidance for the second quarter and the full year of 2006.
Blackboard’s first quarter revenue was $37.7 million. Product revenue was $33.2 million, an increase of 20 percent over the $27.7 million of product revenue last year. Professional services revenue for the quarter was $4.5 million, which represents an increase of 39 percent over the first quarter of 2005. Net income in the first quarter was $148,000, resulting in net income of $0.01 per diluted share. Cash net income, a non-GAAP financial measure, which excludes the amortization of intangibles, stock-based compensation expense and the associated tax impact, was $2.2 million resulting in cash net income per diluted share of $0.07.
The financial results for the first quarter reflect the inclusion of WebCT since February 28, 2006. Due to purchase accounting adjustments, Blackboard’s 2006 revenue related to WebCT deferred revenue at the date of the merger will be lower than what WebCT would have recognized as an independent company. When former WebCT clients renew their license agreements, Blackboard will recognize revenue for the full value of these agreements over the term of the renewal, which is generally one year. Blackboard’s 2006 results will also be negatively impacted by merger and integration related expenses from the WebCT acquisition.
“I am very pleased with the continuing strength of our business performance and financial results in the first quarter of 2006,” said Michael Chasen CEO of Blackboard Inc. “Demand for Blackboard products and professional services were driven by a combination of existing and new client subscribers.”

Merger with WebCT Complete, Outlook Positive
Commenting on the integration of WebCT, Inc., Peter Repetti, Blackboard’s CFO, stated, “Our most significant accomplishment in the quarter was the successful completion of our merger with WebCT. The integration to date is proceeding smoothly, and we believe that we are effectively building on the unique strengths of the combined organization. Based on our positive momentum, we have raised our quarterly and full-year financial guidance for 2006.”
Quarterly Highlights
•	A few of Blackboard’s new and expanded client relationships in the quarter included:
•	U.S. Higher Education: Albany College of Pharmacy, Campbell University, College of the Canyons, Florida Atlantic University, Fox Valley Technical College, Loyola University New Orleans, Mills College, Oberlin College, Oklahoma Christian University, Rowan-Cabarrus Community College, University of Michigan - Flint, Waukesha County Technical College and others.

•	International: Canterbury Christ Church University, College of the Bahamas, Heriot-Watt University, Kings College, New College Durham, Niigata University, Shizuoka University, Spiru Haret University, and others.

•	K-12: Branson School Online, Hudson County Schools of Technology, Kane County Regional Office of Education, Lubbock Independent School District, and others.
•	On February 28, 2006, Blackboard completed its merger with WebCT, Inc.

•	The Company hosted BbWorldTM 2006, Blackboard’s 8th Annual Users Conference, which attracted more than 1,800 client and partner attendees.

•	In March, the Company announced the launch of the Blackboard Beyond Initiative. The Blackboard Beyond Initiative calls for the creation of a series of Web properties that connect the institutions, faculty and students who use Blackboard worldwide across education segments and disciplines.
Financial Guidance for the Second Quarter and Full Year 2006
Second Quarter of 2006:
•	Revenue of $40.5 to $41.5 million;

•	Stock-based compensation expense of $2.5 million;

•	Amortization of acquired intangibles of $5.4 million;

•	Net loss of ($8.7) to ($8.3) million, resulting in net loss per diluted share of ($0.30) to ($0.28), which is based on an estimated 29.3 million diluted shares and an effective tax rate of 32 percent; and

•	Cash net loss, which is a non-GAAP financial measure, of ($3.0) to ($2.6) million, which excludes amortization of intangibles, stock-based compensation expense, and the associated tax impact, resulting in cash net loss per diluted share of ($0.10) to ($0.09) based on an estimated 29.3 million diluted shares and an effective tax rate of 39.5 percent.

Full year 2006:
•	Revenue of $169.7 to $172.7 million;

•	Stock-based compensation expense of $9.6 million;

•	Amortization of acquired intangibles of $18 million;

•	Net loss of ($15.9) to ($14.7) million, resulting in net loss per diluted share of ($0.54) to ($0.50), which is based on an estimated 29.6 million diluted shares and an effective tax rate of 33.0 percent; and

•	Cash net income, which is a non-GAAP financial measure, of $2.5 to $3.7 million, which excludes amortization of intangibles, stock-based compensation expense, and the associated tax impact, resulting in cash net income per diluted share of $0.08 to $0.13 based on an estimated 29.6 million diluted shares and an effective tax rate of 39.5 percent.

BLACKBOARD INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
	2005	2006
	(in thousands, except share and
	per share amounts)
Revenues:
Product	$27,687	$33,174
Professional services	3,255	4,534

Total revenues	30,942	37,708
Operating expenses:
Cost of product revenues, excludes amortization of acquired technology included in amortization of intangibles resulting from acquisitions shown below and includes $35 in stock based compensation for 2006	7,216	7,966
Cost of professional services revenues, includes $118 in stock based compensation for 2006	2,214	3,391

Research and development, includes $122 in stock based compensation for 2006	3,198	4,884

Sales and marketing, includes $407 in stock based compensation for 2006	8,484	12,149
General and administrative, includes $18 and $817 in stock based compensation for 2005 and 2006, respectively	4,623	7,600
Amortization of intangibles resulting from acquisitions	68	1,837

Total operating expenses	25,803	37,827

Income from operations	5,139	(119)
Other income (expense):
Interest expense	(18)	(578)
Interest income	483	1,241
Other expense	—	(326)

Income before provision for income taxes	5,604	218
Provision for income taxes	(194)	(70)

Net income	$5,410	$148
Net income per common share
Basic	$0.21	$0.01

Diluted	$0.20	$0.01

Weighted average number of common shares:
Basic	26,076,137	27,577,200

Diluted	27,657,202	28,757,423

Reconciliation of income before provision for income taxes to cash net income (1):

Income before provision for income taxes	$5,604	$218
Add: Amortization of intangibles resulting from acquisitions	68	1,837
Add: Stock-based compensation	18	1,499
Proforma provision for income taxes (2)	(214)	(1,404)

Cash net income	$5,476	$2,150

Cash net income per common share — diluted	$0.20	$0.07

Proforma weighted average number of common
shares — diluted	27,657,202	28,757,423

(1)	Cash net income is not a generally accepted accounting principle or GAAP measure. However, management believes that, based on feedback from investors, analysts and other users of the Company’s financial information, cash net income is an appropriate measure of the operating performance of the Company. Further, management believes, based on feedback from analysts, cash net income is an important measure used by analysts in their earnings estimates of the Company, which is used by investors and potential investors. This measure should be considered in addition to, not as a substitute for or superior to, net income, cash flows and other measures of financial performance prepared in accordance with GAAP. Because cash net income is used by some investors, analysts and other users of the Company’s financial information as performance measures, they are reconciled herein to net income.

(2)	Proforma provision for income taxes is applied at an effective rate of approximately 3.8% and 39.5% for the three months ended March 31, 2005 and 2006, respectively.

BLACKBOARD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2005	2006
		(unaudited)
	(in thousands,
	except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$75,895	$32,546
Short-term investments	62,602	—
Restricted cash	521	1,978
Accounts receivable, net	26,136	26,283
Inventories	1,806	2,347
Prepaid expenses and other current assets	2,116	3,046
Deferred tax asset, current portion	10,274	11,314
Deferred cost of revenues, current portion	5,797	5,422

Total current assets	185,147	82,936

Deferred tax asset, noncurrent portion	12,023	11,701
Deferred cost of revenues, noncurrent portion	1,310	951
Deferred merger costs (WebCT, Inc.)	4,956	—
Property and equipment, net	9,940	11,327
Goodwill	10,252	102,725
Intangible assets, net	560	72,029

Total assets	$224,188	$281,669

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,833	$2,440
Accrued expenses	14,083	15,877
Term loan, current portion	—	600
Deferred rent, current portion	347	476
Deferred revenues, current portion	74,975	67,710

Total current liabilities	91,238	87,103

Term loan, noncurrent portion, net of debt discount	—	56,806
Deferred rent, noncurrent portion	426	421
Deferred revenues, noncurrent portion	2,199	2,441
Stockholders’ equity:
Common stock, $0.01 par value	275	277
Additional paid-in capital	210,805	215,228
Accumulated deficit	(80,755)	(80,607)

Total stockholders’ equity	130,325	134,898

Total liabilities and stockholders’ equity	$224,188	$281,669

BLACKBOARD INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
	2005	2006
	(in thousands)
Cash flows from operating activities
Net income	$5,410	$148
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Deferred tax provision	—	(28)
Amortization of debt discount	—	34
Depreciation and amortization	1,664	1,727
Amortization of intangibles resulting from acquisitions	68	1,837
Change in allowance for doubtful accounts	(301)	(9)
Noncash stock-based compensation	18	1,499
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	4,810	4,231
Inventories	(15)	(541)
Prepaid expenses and other current assets	(742)	426
Deferred cost of revenues	(1,597)	734
Accounts payable	900	335
Accrued expenses	(1,825)	(9,061)
Deferred rent	(81)	124
Deferred revenues	(9,730)	(11,479)

Net cash used in operating activities	(1,421)	(10,023)

Cash flows from investing activities
Acquisition of WebCT, Inc., net of cash acquired	—	(154,628)
Purchase of property and equipment	(2,428)	(1,569)
Purchase of held-to-maturity securities	(9,207)	—
Sale of held-to-maturity securities	—	23,546
Purchase of available-for-sale securities	(4,500)	—
Sale of available-for-sale securities	5,400	39,056

Net cash used in investing activities	(10,735)	(93,595)

Cash flows from financing activities
Payments on equipment notes	(180)	—
Proceeds from revolving credit facility	—	10,000
Payments on revolving credit facility	—	(10,000)
Proceeds from term loan		57,522
Payments on term loan	—	(150)
Proceeds from exercise of stock options	1,286	2,897

Net cash provided by financing activities	1,106	60,269

Net decrease in cash and cash equivalents	(11,050)	(43,349)
Cash and cash equivalents at beginning of period	78,149	75,895

Cash and cash equivalents at end of period	$67,099	$32,546

Conference Call
Blackboard will broadcast its first quarter conference call live over the Internet today beginning at 5:00 p.m. Eastern time. Interested parties can access the Webcast through the Investor Relations section of the Company’s Web site at http://investor.blackboard.com. Please access the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary software.
A replay of the call will be available via telephone from 7:00 p.m. Eastern (4:00 p.m. Pacific) on May 8, 2006 until 8:00 p.m. Eastern time (5:00 p.m. Pacific time) on May 15, 2006. To listen to the replay, participants in the U.S. and Canada should dial 888-286-8010, and international participants should dial 617-801-6888. The conference ID for the replay is 67341564.
Use of Non-GAAP Financial Measures
This release includes forecasts of the Company’s cash net income which is a non-GAAP financial measure. Management believes that cash net income, which excludes amortization of intangibles, stock-based compensation expense, and the associated tax impact, provides useful information to investors regarding the Company's ongoing financial condition and results of operations. In addition, management believes that cash net income is useful to investors because it provides an additional basis for measuring the Company’s financial condition against other periods. Since the Company has historically reported non-GAAP results to the investment community, management also believes the inclusion of non-GAAP measure provides consistency in its financial reporting. However, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. In addition to the information contained in this release, investors should also review information contained in the Company’s Form 10-K dated February 15, 2006, as well as other filings with the Securities and Exchange Commission when assessing the Company’s financial condition and results of operations.
About Blackboard Inc.
Blackboard Inc. (NASDAQ: BBBB) is a leading provider of enterprise software applications and related services to the education industry. Founded in 1997, Blackboard enables educational innovations everywhere by connecting people and technology. With two product suites, the Blackboard Academic Suite(TM) and the Blackboard Commerce Suite(TM), Blackboard is used by millions of people at academic institutions around the globe, including colleges, universities, K-12 schools and other education providers, as well as textbook publishers and student-focused merchants that serve education providers and their students. Blackboard is headquartered in Washington, D.C., with offices in North America, Europe and Asia.
Forward-Looking Statements Any statements in this press release about future expectations, plans and prospects for Blackboard and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the factors discussed in the “Risk Factors” section of our most recent 10-K filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of May 8, 2006. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to May 8, 2006.
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